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FORM 3
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                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, DC 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
                                 of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                               of the Investment Company Act of 1940


1. Name and Address of Reporting Person*  2. Date of Event Requiring 4. Issuer Name and Ticker or Trading Symbol
                                             Statement
                                             (Month/Day/Year)           MPW Industrial Services Group, Inc.   "MPWG"
      Kahle       Richard         R.
----------------------------------------     9/27/00
      (Last)      (First)     (Middle)  -------------------------------------------------------------------------------------------
                                          3. IRS Identification      5. Relationship of Reporting       6. If Amendment, Date of
      9711 Lancaster Road, S.E.              Number of Reporting        Person to Issuer                   Original
-----------------------------------------    Person, if an Entity       (Check all applicable)             (Month/Day/Year)
               (Street)                      (Voluntary)             ___Director      ___10% Owner
                                                                     _X_Officer (give ___Other (specify ----------------------------
      Hebron       Ohio    43025                   N/A                  title below)     below)         7. Individual or Joint/Group
-----------------------------------------                                                                  Filing
      (City)      (State)    (Zip)                                   Vice President, Chief Financial       (Check applicable line)
                                                                     Officer and Treasurer              _X_Form filed by One
--------------------------------------------------------------------------------------------------------   Reporting Person
                                                                                                        ___Form filed by More than
                                                                                                           One Reporting Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                             2.    Amount of Securities    3.    Ownership          4. Nature of Indirect
   (Instr. 4)                                          Beneficially Owned            Form:  Direct         Beneficial Ownership
                                                       (Instr. 4)                    (D) or Indirect       (Instr. 4)
                                                                                     (I) (Instr. 5)
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None                                                         N/A                            N/A                   N/A
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)

                                                          (Print or Type Responses)

CO: 1060885.1
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FORM 3 (CONTINUED)

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         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of   4. Conversion  5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable     Securities Underlying       or             ship        Beneficial Ownership
                                    and Expiration     Derivative Security      Exercise       Form of     (Instr. 5)
                                    Date               (Instr. 4)               Price of       Deriv-
                                    (Month/Day/Year                             Deri-          ative
                               ---------------------------------------------    vative         Security:
                                 Date         Expira-    Title      Amount      Security       Direct
                                 Exer-        tion                  or                         (D) or
                                 cisable      Date                  Number                     Indirect
                                                                    of Shares                  (I)
                                                                                               Instr. 5)
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                    None           N/A        N/A         N/A         N/A        N/A             N/A                 N/A
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Explanation of Responses:



      **Intentional misstatements or omissions of facts constitute          /s/ Richard R. Kahle                     10/2/00
Federal Criminal Violations.                                          ----------------------------------         ---------------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person                 Date

      Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.




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                                                     (Print or Type Responses)


CO: 1060885.1
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